EXHIBIT 11






                      ROSS STORES, INC.
          ________________________________________

      STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE
      (Amounts in thousands, except per share amounts)



                                                 Three Months Ended
                                           April 29, 1995   April 30, 1994

                                                   Fully             Fully
                                          Primary  Diluted  Primary  Diluted

Net earnings                               $3,866   $3,866   $4,408   $4,408
                                           ======   ======   ======   ======
Weighted average shares outstanding
Common shares                              24,532   24,532   24,739   24,739

Common equivalent shares:
Stock options                                 121      121      257      311
                                           ______  _______   ______   ______
Weighted average common and common
equivalent shares outstanding              24,653   24,653   24,996   25,050
                                           ======   ======   ======   ======
Earnings per common and common
equivalent share                             $.16     $.16     $.18     $.18